As filed with the Securities and Exchange Commission on August 29, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISTA GOLD CORP.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada

(State or other jurisdiction of incorporation or organization)

None

(I.R.S. Employer Identification Number)

Suite 5, 7961 Shaffer Parkway

Littleton, Colorado 80127

(720) 981-1185

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Michael B. Richings

President and Chief Executive Officer

Vista Gold Corp.

Suite 5, 7961 Shaffer Parkway

Littleton, Colorado 80127

(720) 981-1185

(Name, address, including zip code, and telephone number, including area code,

of agent for service and authorized representative of registrant in the United States)

with copies to:

Susan K. Shapiro, Esq. Burns & Levinson LLP 125 Summer Street Boston, Massachusetts 02110 (617) 345-3000	Jason J. Brooks, Esq. Borden Ladner Gervais LLP 1200 Waterfront Centre 200 Burrard Street, P.O. Box 48600 Vancouver, B.C., Canada V7X 1T2 (604) 687-5744

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Shares without par value	4,000,000 shares	$12.49	$49,960,000	$5,345.72

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s common shares reported on the American Stock Exchange on August 25, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2006

PROSPECTUS

VISTA GOLD CORP.

4,000,000 Common Shares

without par value

The common shares of Vista Gold Corp. covered by this prospectus may be offered and sold to the public by Vista Gold from time to time in one or more issuances.

Our common shares are traded on the American Stock Exchange and on the Toronto Stock Exchange under the symbol VGZ. On August 25, 2006, the closing price of a common share, as reported on the American Stock Exchange, was $12.68 per share.

This prospectus provides you with a general description of the common shares that we may offer. Each time we sell common shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

We will sell the shares through agents, to underwriters or dealers, or directly to investors.

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 7 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August         , 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any part or all of the shares described in the registration statement in one or more offerings up to an aggregate of 4,000,000 common shares.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices, and terms of the securities we offer. The prospectus supplement also may add, update, or change information contained in this prospectus. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for more information.

We may sell the securities to or through agents, underwriters, or dealers or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any agents, underwriters, or dealers involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any document incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, in this prospectus, “Vista Gold”, the “Company”, “we”, “us” and “our” refer to Vista Gold Corp. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements within the meaning of the Securities Act of 1933 and Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in these materials and in press releases and public statements by our officers or representatives, that address activities, events or developments that Vista Gold expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of Vista Gold’s business, legal proceedings, operations, proven or probable reserves, mineralized material, cash operating costs, plans and other such matters, as well as statements made concerning plans and anticipated effects of the proposed spin-off of our Nevada assets and concurrent acquisition of Nevada assets held by the Pescio Group (see “Vista Gold Corp.” below) are forward-looking statements. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause the actual results, performance or achievements of Vista Gold, including anticipated consequences of the proposed transaction described herein, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, risks that Vista Gold’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista Gold’s operations of environmental regulations in the countries in which we operate;

risks due to legal proceedings; uncertainty of being able to raise capital on favorable terms or at all; and risks that may affect Vista Gold’s ability to complete the proposed transaction including risks that Vista Gold may be unable to complete a definitive agreement, or may be unable to obtain required securityholder, court or third party approvals, as well as those factors discussed in Vista Gold’s latest Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission. Please see “Risk Factors” below for more information about these and other risks. Although Vista Gold has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that these statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. Vista Gold assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

VISTA GOLD CORP.

The Company

Vista Gold Corp. is engaged in the evaluation, acquisition, and exploration and advancement of gold exploration and potential development projects. Our approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well-established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the mineralized material. In addition, we look for opportunities to improve the value of our gold projects through exploration drilling or introducing technological innovations. We expect that our emphasis on gold project acquisition and improvement will continue in the future.

Currently our holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills and Wildcat projects and the Hycroft mine, all located in Nevada; the Long Valley project in California; the Yellow Pine project in Idaho; the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico; the Amayapampa project in Bolivia; the Awak Mas project in Indonesia; the 53 properties in Nevada and Colorado that were purchased in December 2005 through our subsidiary Victory Gold Inc. (formerly described as the F.W. Lewis, Inc. properties), and the Mt. Todd gold mine in the Northern Territory, Australia, the purchase of which we completed in June 2006. We also own five exploration properties in Canada and approximately 25% of the shares of Zamora Gold Corp., a company exploring for gold in Ecuador. In July 2006, we agreed to sell three of these Canadian exploration properties to Hatton Capital Corp.

We currently do not produce gold in commercial quantities and currently do not generate operating earnings. Through fiscal 2005 and fiscal 2006 to date, funding to acquire and explore gold properties, and to operate Vista Gold has been obtained through private placements of equity units consisting of our common shares and warrants to purchase common shares. We expect to continue to raise capital through the exercise of warrants and through additional equity financings.

Vista Gold was originally incorporated under the Company Act (British Columbia) in 1983 under the name “Granges Exploration Ltd.”. In 1985, Granges Exploration Ltd. and Pecos Resources Ltd. amalgamated under the name “Granges Exploration Ltd.” and in 1989, Granges Exploration Ltd. changed its name to “Granges Inc.”. In 1995, Granges and Hycroft Resources & Development Corporation were amalgamated under the name “Granges Inc.”. In 1996, Granges Inc. and Da Capo Resources Ltd. amalgamated under the name “Vista Gold Corp.”. Effective December 17, 1997, Vista Gold was continued from British Columbia to the Yukon Territory, Canada under the Business Corporations Act (Yukon Territory).

Our principal executive offices are located at Suite 5, 7961 Shaffer Parkway, Littleton, Colorado 80127, and our telephone number is (720) 981-1185.

Unless otherwise specified, monetary amounts in this prospectus are reported in U.S. dollars.

Entry into Binding Letter of Intent for Proposed Spin-off of Nevada Assets and Concurrent Acquisition of Nevada Assets Held by Pescio Group

As previously reported, we entered into a binding letter of intent (the “LOI”) dated July 6, 2006, as amended August 15, 2006 and August 20, 2006, with Carl Pescio, Janet Pescio, Greg Hryhorchuk and Robert Lipsett (collectively, the “Pescio Group”), pursuant to which we will spin-off our existing Nevada properties into a new publicly-listed company (“Newco”) that will, concurrently with the spin-off, acquire the Nevada mining properties of the Pescio Group. The transaction is to be completed by way of a court-approved plan of arrangement under the Business Corporations Act (Yukon Territory). The terms of the LOI, as amended, provide that Vista Gold is expected to raise no less than $25 million through the issuance of common shares registered under the Securities Act of 1933. $25 million of these funds are to be invested in Newco common shares in order to fund the cash consideration payable to the Pescio Group (as described below) and Newco’s on-going business.

Under the proposed transaction, Vista Gold’s shareholders will exchange their current common shares of Vista Gold for common shares of Newco and new common shares of Vista Gold. This transaction is anticipated to be exempt from registration under the Securities Act pursuant to the exemption from registration provided by Section 3(a)(10) thereunder. The effect of the transaction on existing outstanding options and warrants to acquire shares of Vista Gold will be described in the information circular for the special meeting of securityholders to approve the transaction.

Completion of the proposed transaction is subject to a number of conditions including: (a) completion of due diligence by all parties; (b) the execution and delivery of a definitive agreement by all parties; (c) receipt of all required court, securityholder, regulatory and third party approvals; (d) receipt of approval by our board of directors and its independent committee; and (e) certain other customary conditions.

Under the terms of the proposed transaction, the parties have agreed that the value of the Vista Gold properties is equal to 1.5 times the value of the Pescio Group’s properties and that the number of shares issued to each party at closing will reflect that valuation. The consideration payable to Vista Gold and our securityholders will consist of securities of Newco. The consideration payable to the Pescio Group will consist of shares of Newco and $15 million in cash.

The parties are working towards completing a definitive agreement after which, we expect to deliver to our securityholders an information circular, which will fully describe the proposed transaction, in connection with a special meeting of securityholders which will be held to approve the transaction. If all conditions are satisfied or waived, the parties expect closing of the transaction to occur by early November 2006.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

In connection with the proposed transaction described above, we have prepared the following unaudited pro forma condensed consolidated financial statements which are based on our historical consolidated financial statements, only to show the effect of the proposed equity financing and the use of proceeds in the transaction to spin-off our Nevada properties to Newco.

The unaudited pro forma condensed consolidated balance sheet at June 30, 2006, has been prepared to reflect assumed cash proceeds to us of $27.5 million from a proposed equity financing (see “Use of Proceeds”), our proposed $25 million investment in Newco common shares and the transfer of our Nevada properties to Newco in exchange for further Newco common shares, and the distribution of these shares to Vista Gold shareholders, as if the transactions had occurred on June 30, 2006. The unaudited pro forma condensed consolidated statements of loss for the fiscal year ended December 31, 2005 and the six months ended June 30, 2006, have been prepared to present the results of our continuing operations as if the transactions had occurred on January 1, 2005.

The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with our financial statements and notes thereto in our Annual Report on Form 10-K (which has been amended by Amendment No. 1 thereto) for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. The adjustments necessary to fairly present these pro forma financial statements are described in the accompanying notes. The adjustments have been made based on available information and in the opinion of management are reasonable. The pro forma financial statements are presented for illustrative purposes only, do not necessarily reflect the actual results that would have occurred had the transactions occurred on the assumed dates and are not necessarily indicative of future results of operations of Vista Gold after the completion of the proposed transaction.

Balance Sheet as of June 30, 2006

	Historical condensed balance sheet June 30, 2006	Pro forma adjustments						Pro forma balance sheet June 30, 2006
(U.S. dollars in thousands)		Net proceeds from issuance of shares	Notes		Disposition of Nevada assets to Newco	Notes
Assets:
Cash and cash equivalents	$22,892	$27,500	2	(a)	$(25,004)	2	(b),(c)	25,388
Other current assets	1,395	—			(203)	2	(c)	1,192

Current assets	24,287	27,500			(25,207)			26,580
Mineral properties	30,031	—			(9,961)	2	(c)	20,070
Other assets	7,760	—			(7,669)	2	(c)	91

	37,791	—			(17,630)			20,161

Total assets	$62,078	$27,500			$(42,837)			$46,741

Liabilities and Shareholders' Equity:
Total liabilities	4,481	—			(4,254)	2	(c)	227

Capital stock, no par value:
Common—unlimited shares authorized: shares issued 2006— 31,466,030 pro forma shares outstanding 2006— 29,966,030 pro forma	185,034	27,500	2	(a)	—			212,534
Warrants, options and contributed surplus	2,341	—			—			2,341
Deficit	(129,778)	—			(38,583)	2	(d)	(168,361)

Total shareholders' equity	57,597	27,500			(38,583)			46,514

Total liabilities and shareholders' equity	$62,078	$27,500			$(42,837)			$46,741

Statement of Loss for the Six Months Ended June 30, 2006

	Historical condensed statement of loss for the six months ended June 30, 2006	Pro forma adjustments (Note 2(e))	Pro forma statement of loss for the six months ended June 30, 2006
(U.S. dollars in thousands, except share data)
Costs and expenses:
Exploration, property evaluation and holding costs	$909	$(700)	$209
Corporate administration and investor relations	1,319	(439)	880
Other (income)/expense	(194)	79	(115)

Total costs and expenses	2,034	(1,060)	974

Net loss	$(2,034)	$1,060	$(974)

Weighted average number of shares outstanding	23,418,652		23,418,652
Basic and diluted loss per share	$(0.09)		$(0.04)

Statement of Loss for the Year Ended December 31, 2005

	Historical condensed statement of loss for the year ended December 31, 2005	Pro forma adjustments (Note 2(e))	Pro forma statement of loss for the year ended December 31, 2005
(U.S. dollars in thousands, except share data)
Costs and expenses:
Exploration, property evaluation and holding costs	$1,836	$(1,367)	$469
Corporate administration and investor relations	2,345	(858)	1,487
Other (income)/expense	403	(231)	172

Total costs and expenses	4,584	(2,456)	2,128

Net loss	$(4,584)	$2,456	$(2,128)

Weighted average number of shares outstanding	18,813,193		18,845,820
Basic and diluted loss per share	$(0.24)		$(0.11)

Note 1—Basis of preparation

This unaudited pro forma condensed financial statement information has been prepared by management of Vista Gold, in accordance with Canadian generally accepted accounting principles, for illustrative purposes only to show the effect of the proposed equity financing and the use of proceeds in the transaction to spin-off our Nevada properties. As previously reported, Vista Gold entered into the LOI with the Pescio Group, pursuant to which Vista Gold will spin-off the existing Nevada properties into Newco, which will, concurrently with the spin-off, acquire the Nevada properties of the Pescio Group. The transaction is to be completed by way of a court-approved plan of arrangement under the Business Corporations Act (Yukon Territory). The transaction is subject to, among other things, court, securityholder and regulatory approvals. The terms of the LOI, as amended, provide that Vista Gold is expected to raise no less than $25 million through the issuance of common shares registered under the Securities Act of 1933. See “Vista Gold Corp.” above.

Note 2—Pro forma assumptions and adjustments

(a) An assumed increase in capital stock of $27.5 million based on issuance of 2.5 million common shares at $12.00 per share (net of estimated agent fees and commissions, accounting fees, legal fees, transfer and listing fees and other costs associated with this transaction of $2.5 million). Aggregate total pro forma issued shares assumes issuance of all 4 million common shares registered under this Registration Statement.

(b) A decrease in cash of $25 million to acquire 5 million common shares of Newco in order to fund the cash consideration to the Pescio Group and exploration expenses, working capital and administrative costs of Newco.

(c) The carrying value of the assets and liabilities of the subsidiaries to be transferred to Newco (Victory Gold Inc., Victory Exploration Inc., Hycroft Resources & Development, Inc., Hycroft Lewis Mine, Inc., Vista Nevada Corp. and Vista Gold Holdings Inc.) as of June 30, 2006 in exchange for 22.5 million common shares of Newco.

(d) The net assets (including the $25 million cash received through issue of shares (note 2(b)) to be transferred from Vista Gold are treated as dividends to the shareholders of Vista Gold.

(e) The unallocated corporate overheads incurred by Vista Gold U. S. Inc. and Vista Gold Corp. have been allocated to Newco based on the ratio of mineral properties being transferred to Newco and the total consolidated mineral properties prior to transfer. Also included are costs directly attributable to subsidiaries included in the spin-off.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common shares. The risks described below are not the only ones facing our company or otherwise associated with an investment in our common shares. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our business. We have attempted to identify the major factors under the heading “Risk Factors” that could cause differences between actual and planned or expected results, and we have included all material risk factors. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common shares could decline, and you could lose part or all of your investment. See “Forward-Looking Statements” above.

We cannot be certain that our acquisition, exploration and development activities will be commercially successful.

We currently have no properties that produce gold in commercial quantities. Our gold production has declined steadily since mining activities were suspended at the Hycroft mine in 1998, and gold production is incidental to solution recirculation on the heaps.

Substantial expenditures are required to acquire existing gold properties, to establish ore reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. We cannot assure you that any gold reserves or mineralized material acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.

The price of gold is subject to fluctuations, which could adversely affect the realizable value of our assets and potential future results of operations and cash flow.

Our principal assets are gold reserves and mineralized material. We intend to attempt to acquire additional properties containing gold reserves and mineralized material. The price that we pay to acquire these properties will be, in large part, influenced by the price of gold at the time of the acquisition. Our potential future revenues are expected to be, in large part, derived from the mining and sale of gold from these properties or from the outright sale or joint venture of some of these properties. The value of these gold reserves and mineralized material, and the value of any potential gold production therefrom, will vary in proportion to variations in gold prices. The price of gold has fluctuated widely, and is affected by numerous factors beyond our control including, but not limited to, international, economic and political trends, expectations of inflation, currency exchange fluctuations, central bank activities, interest rates, global or regional consumption patterns and speculative activities. The effect of these factors on the price of gold, and therefore the economic viability of any of our projects, cannot accurately be predicted. Any drop in the price of gold would adversely affect our asset values, cash flows, potential revenues and profits.

Mining exploration, development and operating activities are inherently hazardous.

Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which Vista Gold has direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or, Vista Gold could elect not to insure itself against such liabilities due to high premium costs or other reasons, in which event, we could incur significant costs that could have a material adverse effect on our financial condition.

Reserve calculations are estimates only, subject to uncertainty due to factors including metal prices, inherent variability of the ore, and recoverability of metal in the mining process.

There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until reserves are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of reserves and ore may vary depending on metal prices. Any material change in the quantity of reserves, mineralization, grade or stripping ratio may affect the economic viability of our properties. In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Our exploration and development operations are subject to environmental regulations, which could result in our incurring additional costs and operational delays.

All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our projects. We are currently subject to environmental regulations with respect to our properties in Nevada, California and Idaho in the United States, as well as Bolivia, Mexico, Indonesia and Australia.

The Hycroft mine in Nevada occupies private and public lands. The public lands include unpatented mining claims on lands administered by the U.S. Bureau of Land Management, Nevada State Office. These claims are governed by the laws and regulations of the U.S. federal government and the state of Nevada.

U.S. Federal Laws

The U.S. Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project we undertake.

Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. Our mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the rules.

The U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict, joint and several liability on parties associated with releases or threats of releases of hazardous substances. Those liable groups include, among others, the current owners and operators of facilities which release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property. We cannot predict the potential for future CERCLA liability with respect to our Nevada property or surrounding areas.

Nevada Laws

At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires the Hycroft mine to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, we are required to hold Nevada Reclamation Permits required under NRS 519A.010 through 519A.170. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination, and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, required changes to operating constraints, technical criteria, fees or surety requirements.

California Laws

A new mining operation in California, such as the Long Valley project, which is on Federal unpatented mining claims within a National Forest, would require obtaining various Federal, State and local permits. Mining projects require the establishment and presentation of environmental baseline conditions for air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil, and socioeconomic parameters. An Environmental Impact Statement (“EIS”) would be required for any mining activities proposed on public lands. A Plan of Operations/Reclamation Plan would be required. Also required would be permits for waste-water discharge and wetland disturbance (dredge and fill); a county mining plan and reclamation plan; a county mining operations permit; special use permits from the U.S. Forest Service; and possibly others. In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act consultation process. Possible county zoning and building permits and authorization may be required. Baseline environmental conditions are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed. If our project is found to significantly adversely impact any of these baseline conditions, we could incur significant costs to correct the adverse impact, or delay the start of production. In addition, on December 12, 2002, California adopted a “Backfilling Law” requiring open-pit surface mining operations for metallic minerals to back-fill the mines. While we have determined that the geometry of our Long Valley project would lend itself to compliance with this law, future adverse changes to this law could have a corresponding adverse impact on our financial performance and results of operations, for example, by requiring changes to operating constraints, technical criteria, fees or surety requirements.

Idaho Laws

Permitting a mining operation, such as Yellow Pine, located on patented mining claims within a National Forest in Idaho would require obtaining various Federal, State and local permits under the coordination of the Idaho Joint Review Process. Mining projects require the establishment and presentation of environmental baseline conditions for air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil and socioeconomic parameters. An EIS would be required for any mining activities proposed on public lands. Permits would also be required for storm-water discharge; wetland disturbance (dredge and fill); surface mining; cyanide use, transport and storage; air quality; dam safety (for water storage and/or tailing storage); septic and sewage; water rights appropriation; and possibly others. In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act consultation process. Possible county zoning and building permits and authorization may be required. Baseline environmental conditions are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed. If our project is found to significantly adversely impact any of these baseline conditions, we could incur significant costs to correct the adverse impact, or might have to delay the start of production.

Bolivia Laws

We are required under Bolivian laws and regulations to acquire permits and other authorizations before we can develop and mine the Amayapampa project. In Bolivia there is relatively new comprehensive environmental legislation, and the permitting and authorization process may be less established and less predictable than in the United States. While we have all the necessary permits to place the Amayapampa project into production, when a production decision is reached, these permits will need to be re-affirmed and there can be no assurance that we will be able to acquire updates to necessary permits or authorizations on a timely basis. Delays in acquiring any permit or authorization update could increase the development cost of the Amayapampa project, or delay the start of production.

Under Bolivian regulations, the primary component of environmental compliance and permitting is the completion and approval of an environmental impact study known as Estudio de Evaluacion de Impacto Ambiental (“EEIA”), which we submitted in 1997 and was subsequently approved. The EEIA provides a description of the existing environment, both natural and socio-economic, at the project site and in the region; interprets and analyzes the nature and magnitude of potential environmental impacts that might result from project activities; and describes and evaluates the effectiveness of the operational measures planned to mitigate the environmental impacts. Baseline environmental conditions, including meteorology and air quality, hydrological resources and surface water, are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed. If our project is found to significantly adversely impact any of these baseline conditions, we could incur significant costs to correct the adverse impact, or might have to delay the start of production.

Mexico Laws

We are required under Mexican laws and regulations to acquire permits and other authorizations before the Paredones Amarillos or Guadalupe de los Reyes projects can be developed and mined. Since the passage of Mexico’s 1988 General Law on Ecological Equilibrium and Environmental Protection, a sophisticated system for environmental regulation has evolved. In addition, North American Free Trade Agreement (“NAFTA”) requirements for regulatory standards in Mexico equivalent to those of the U.S. and Canada have obligated the Mexican government to continue further development of environmental regulation. Most regulatory programs are implemented by various divisions of the Secretariat of Environment and Natural Resources of Mexico (“SEMARNAT”). While we have the necessary permits to place the Paredones Amarillos project into production, there can be no assurance that we will be able to acquire updates to necessary permits or authorizations on a timely basis. Likewise, there can be no assurance that we will be able to acquire the necessary permits or authorizations on a timely basis to place the Guadalupe de los Reyes project into production. Delays in acquiring any permit, authorization or updates could increase the development cost of the Paredones Amarillos project or the Guadalupe de los Reyes project, or delay the start of production.

The most significant environmental permitting requirements, as they relate to the Paredones Amarillos and the Guadalupe de los Reyes projects are developing reports on environmental impacts; regulation and permitting of discharges to air, water and land; new source performance standards for specific air and water pollutant emitting sources; solid and hazardous waste management regulations; developing risk assessment reports; developing evacuation plans; and monitoring inventories of hazardous materials. If the Paredones Amarillos or the Guadalupe de los Reyes projects are found to not be in compliance with any of these requirements, we could incur significant compliance costs, or might have to delay the start of production.

Indonesia Laws

We are required under Indonesian laws and regulations to acquire permits and other authorizations before our current Indonesian mining project, the Awak Mas project, can be developed and mined. In Indonesia, environmental legislation plays a significant role in the mining industry. Various environmental documents such as the Analysis of Environmental Impact (“AMDAL”) concerning the Awak Mas project, covering studies on, inter alia, air, water, sand, pollution, hazardous and toxic wastes and reclamation of mining area, must be prepared and submitted to the Ministry of Environment for approval. In addition, we are also required to submit periodical environmental reports to the relevant environmental government agencies pursuant to the AMDAL and other required environmental licenses (e.g. license for tailing waste).

The preparation of AMDAL documents and other relevant environmental license documents involves incurrence of time and costs and there is no assurance that those approvals/licenses can be obtained in a timely manner. The Indonesian government also has administrative discretion not to approve AMDAL documents or grant the required environmental licenses (including any renewal or extensions of such documents). All these conditions may delay the production activity of the Awak Mas project.

Failure to meet all of the requirements with respect to the above environmental documents, licensing and report submissions could cause us to be subject to administrative and criminal sanctions as well as fines. In extreme cases, the administrative sanctions can also be imposed in the form of revocation of our business license and the contract of work that we have with the Indonesian Government.

As well, from time to time the implementation of the Regional Autonomy Law in Indonesia can cause uncertainty as to the existence and applicability of national and regional regulations (including in the environmental sector). Often regional regulations are in conflict with higher regulations that apply nationally. As a result we may incur cost and time to manage any issues which may arise and that could possibly affect the overall mining activity of the Awak Mas project.

Australia Laws

Mineral projects in the Northern Territory are subject to Northern Territory laws and regulations regarding environmental matters and the discharge of hazardous wastes and materials. As with all mining projects, the Mt. Todd gold mine would be expected to have a variety of environmental impacts should development proceed. We are required under Australian laws and regulations to acquire permits and other authorizations before the Mt. Todd gold mine can be developed and mined. In Australia, environmental legislation plays a significant role in the mining industry. Various environmental documents such as the Environmental Impact Statement (“EIS”) over the Mt. Todd gold mine, covering studies on, inter alia, air, water, pollution, hazardous and toxic wastes, reclamation of mining area, etc. must be prepared and submitted to the Mining and Petroleum Authorizations and Evaluation Division of the Department of Primary Industries, Fisheries and Mines of the Northern Territory government for approval.

The preparations of the EIS and related documents and other relevant environmental licenses would involve incurrence of time and costs and there is no assurance that those approvals/licenses can be obtained in a timely manner. The Northern Territory government also has administrative discretion not to approve the EIS documents or grant the required environmental licenses (including any renewal or extensions of such documents). We have entered into an agreement with the Northern Territory relating to environmental and rehabilitation issues. We must also comply with Aboriginal heritage legislation requirements which require heritage survey work to be undertaken prior to the commencement of mining operations. All these conditions may delay the production activity of the Mt. Todd gold mine.

These conditions could frustrate investors seeking certainty in their investments, and as a result we may incur costs and time to manage any issues which may arise and that could possibly affect the overall mining activity of the Mt. Todd gold mine.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. Vista Gold also competes with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other gold companies for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop or operate gold projects.

We may be unable to raise additional capital on favorable terms.

The exploration and development of our development properties, specifically the construction of mining facilities and commencement of mining operations, may require substantial additional financing. Significant capital investment is required to achieve commercial production from each of our non-producing properties. We will have to raise additional funds from external sources in order to maintain and advance our existing property positions and to acquire new gold projects. There can be no assurance that additional financing will be available at all or on acceptable terms and, if additional financing is not available, we may have to substantially reduce or cease our operations.

Some of our directors may have conflicts of interest as a result of their involvement with other natural resource companies.

Some of our directors are directors or officers of other natural resource or mining-related companies. Robert A. Quartermain is President and a director of Silver Standard Resources Inc., and is a director of Canplats Resources Corporation, Radiant Resources, Inc., IAMGold Corporation and Minco Silver Corporation. C. Thomas Ogryzlo is the President, CEO and a director of Polaris Geothermal Inc., and is a director of Tiomin Resources Inc., Birim Goldfields Inc. and Baja Mining Corp. Michael B. Richings, who is also our President and Chief Executive Officer, is a director of Triumph Gold Corp. (successor to IMC Ventures) and Zaruma Resources Inc., both of which hold interests in mining properties. John Clark is a director of Alberta Clipper Energy Inc. and Thunder Energy Trust (both Canadian oil and gas exploration and production companies) and CFO and a director of Polaris Geothermal Inc. W. Durand Eppler is CEO and a director of Coal International PLC and a director of Augusta Resource Corporation. These associations may give rise to conflicts of interest from time to time. In the event that any such conflict of interest arises, a director who has such a conflict is required to disclose the conflict to a meeting of the directors of the company in question and to abstain from voting for or against approval of any matter in which such director may have a conflict. In appropriate cases, the company in question will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. In accordance with the laws of the Yukon Territory, the directors of all Yukon Territory companies are required to act honestly, in good faith and in the best interests of a company for which they serve as a director.

There may be challenges to our title in our mineral properties.

There may be challenges to title to the mineral properties in which we hold a material interest. If there are title defects with respect to any of our properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration and development programs.

As discussed in “Part I – Item 3. Legal Proceedings” of our Annual Report on Form 10-K for the year ended December 31, 2002, and referenced in subsequent reports, a legal dispute was initiated in Bolivia in April 1998 by Mr. Estanislao Radic who brought legal proceedings in the lower penal court and subsequently in civil court against Mr. Raul Garafulic and us, questioning the validity of Mr. Garafulic’s ownership of the Amayapampa property.

During the quarter ended June 30, 2006, it came to our attention that Mr. Radic had initiated other legal proceedings in Bolivian civil court with respect to this matter. We believe that Mr. Radic’s position is without merit and are taking appropriate legal action to confirm the validity of our interests in our holdings in Bolivia.

While we do not anticipate that this dispute will result in any material adverse impact on Vista Gold or the value of our holdings in Bolivia, we cannot assure that this will be the case.

Our property interests in Bolivia, Mexico, Indonesia and Australia are subject to risks from political and economic instability in those countries.

We have property interests in Bolivia, Mexico, Indonesia and Australia, which may be affected by risks associated with political or economic instability in those countries. The risks include, but are not limited to: military repression, extreme fluctuations in currency exchange rates, labor instability or militancy, mineral title irregularities and high rates of inflation. Changes in mining or investment policies or shifts in political attitude in Bolivia, Mexico, Indonesia or Australia may adversely affect our business. We may be affected in varying degrees by government regulation with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be accurately predicted.

Recent political developments in Bolivia may adversely affect our Amayapampa project. On May 1, 2006, President Evo Morales of Bolivia, who took office in January 2006, signed a decree which effectively nationalized Bolivia’s hydrocarbon industry. President Morales and others in his administration have made public statements regarding their desire to exert greater state control over all natural resource production in Bolivia, including mining.

To date, there have been no formal proposals to nationalize the mining industry and it is not clear that such nationalization would take place. The government may, however, alter its current policies with respect to the mining industry. If the Amayapampa project were nationalized, we might be unable to recover any significant portion of our investment in the project. The government could also substantially increase mining taxes or require significant royalty payments, which could have a material adverse effect on the profitability of the Amayapampa project.

Our financial position and results are subject to fluctuations in foreign currency values.

Because we have mining exploration and evaluation operations in North and South America and in Indonesia, we are subject to foreign currency fluctuations, which may materially affect our financial position and results. We do not engage in currency hedging to offset any risk of currency fluctuations.

We measure and report our financial results in U.S. dollars. We have mining projects in Bolivia, Mexico and Indonesia, and we are looking for other projects elsewhere in the world. Economic conditions and monetary policies in these countries can result in severe currency fluctuations.

Currently all our material transactions in Mexico, Bolivia and Indonesia are denominated in U.S. dollars. However, if we were to begin commercial operations in any of these or other countries, it is possible that material transactions incurred in the local currency, such as engagement of local contractors for major projects, will be settled at a U.S. dollar value that is different from the U.S. dollar value of the transaction at the time it was incurred. This could have the effect of undermining profits from operations in that country.

Future sales of our common shares in the public or private markets could adversely affect the trading price of our common shares and our ability to raise funds in new share offerings.

Future sales of substantial amounts of our common shares or equity-related securities in the public or private markets, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common shares and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of common shares or the availability of common shares for future sale, will have on the trading price of our common shares.

It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our directors and officers.

Vista Gold is a Canadian corporation and certain of its directors and officers are neither citizens nor residents of the United States. A substantial part of the assets of several of these persons, and of Vista Gold, are located outside the United States. As a result, it may be difficult or impossible for an investor:

•	to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and Vista Gold; or

•	to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and Vista Gold.

The market price of our common shares could decrease if we are unable to complete our proposed spin-off of Nevada properties and concurrent acquisition of Nevada properties.

Pursuant to the letter of intent we entered into with the Pescio Group (described in further detail above under “Vista Gold Corp.”), we intend to spin-off our existing Nevada properties into a new publicly-listed company that will, concurrently with the spin-off, acquire the Nevada mining properties of the Pescio Group. Completion of the proposed transaction is subject to a number of conditions including: (a) completion of due diligence by all parties; (b) the execution and delivery of a definitive agreement by all parties; (c) receipt of all required court, securityholder, regulatory and third party approvals; (d) receipt of approval by our board of directors and its independent committee; and (e) certain other customary conditions. If we are unable to complete a definitive agreement or if we do not receive all of the required approvals, or if any of the other conditions to completion is not satisfied or waived, we will be unable to complete the proposed transaction. Such an outcome could have a negative effect on the market price of our common shares.

USE OF PROCEEDS

We anticipate that some or all of the common shares that we offer under this prospectus and any accompanying prospectus supplement will be issued in an offering anticipated to raise proceeds of $25-32 million, of which we are to invest $25 million in common shares of Newco as described above under “Vista Gold Corp.”. We would use any remainder for general working capital and general corporate purposes including transaction expenses. If we are unable to complete our proposed spin-off transaction, we anticipate that those proceeds would be used for the purposes set forth below.

As to any common shares not issued pursuant to the above paragraph, unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds, if any, from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for:

•	continuation of our strategy of acquiring additional gold resources, as suitable opportunities arise;

•	improving our gold projects through additional drilling, re-engineering and feasibility studies; and

•	general working capital and general corporate purposes, including to fund expenses related to the transaction described above under “Vista Gold Corp.”.

Accordingly, we will retain broad discretion as to the allocation of the net proceeds of this offering. We intend to invest the net proceeds of this offering in an interest-bearing liquid savings account, or in investment grade interest-bearing instruments, pending the above uses.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered pursuant to this prospectus:

•	through agents or dealers;

•	to or through underwriters;

•	directly to purchasers; or

•	through a combination of methods.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may engage in at the market offerings of our common stock. An “at the market” offering is an offering of our common stock at other than a fixed price to or through a market maker. We may also determine the price or other terms of the securities offered under this prospectus by use of an electronic auction.

The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the agents, underwriters, or dealers, if any, the purchase price of the securities, the net proceeds to us, any agents’ fees, underwriting discounts and other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed. Also, if applicable, we will describe in the prospectus supplement how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations with respect to the auction.

The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

If underwriters are used in an offering, we will execute an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

Agents, underwriters and dealers may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933 or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof, under agency, underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain agents, underwriters or dealers and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

Any common shares sold pursuant to a prospectus supplement will be eligible for listing and trading on the American Stock Exchange and the Toronto Stock Exchange, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

DESCRIPTION OF CAPITAL STOCK

We have authorized an unlimited number of common shares, no par value per share, and an unlimited number of shares of preferred shares, no par value per share. Our common shareholders are entitled to one vote per share on all matters on which holders of common shares are entitled to vote and do not have any cumulative voting rights. Subject to the rights of holders of shares of any series of preferred shares, our common shareholders are entitled to receive such dividends as our board of directors may declare, out of legally available funds. Holders of common shares have no pre-emptive, conversion, redemption, subscription or similar rights. If Vista Gold were to be liquidated, dissolved or wound up, common shareholders would be entitled to share equally in any of our assets legally available for distribution after we satisfy any outstanding debts and other liabilities as well as any amounts that might be due to holders of preferred shares, if any.

Our authorized preferred shares are undesignated. Our board of directors has authority, without seeking shareholder approval, to determine the designation of each series of preferred shares and to alter the Articles to create, define and attach special rights and restrictions to the preferred shares of each series. Except as otherwise provided with respect to any particular series of the preferred shares or as otherwise required by law, the holders of preferred shares are not entitled to vote at meetings of our shareholders. Our board of directors has not as of the date of this prospectus designated and issued any shares of our preferred shares.

We have no charter or by-law provisions that would delay, defer or prevent a change in control of Vista Gold.

LEGAL MATTERS

The validity of the common shares being offered hereby has been passed upon for Vista Gold Corp. by Macdonald & Company of Whitehorse, Yukon Territory, Canada.

EXPERTS

The consolidated financial statements of Vista Gold Corp. appearing in our Annual Report on Form 10-K (which has been amended by Amendment No. 1 thereto) for the year ended December 31, 2005, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. Our SEC filings are also available at the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the above address or from the SEC’s website.

Our world wide web address is www.vistagold.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-9025) prior to the sale of all the common shares covered by this prospectus:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 31, 2006 as amended by Amendment No. 1 thereto, filed with the SEC on June 13, 2006;
(2)	Our Current Report on Form 8-K, filed with the SEC on April 5, 2006;
(3)	Our Current Report on Form 8-K, filed with the SEC on April 19, 2006;
(4)	Our Current Report on Form 8-K, filed with the SEC on May 2, 2006;
(5)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006;
(6)	Our Current Report on Form 8-K, filed with the SEC on May 15, 2006;
(7)	Our Current Report on Form 8-K, filed with the SEC on May 23, 2006;
(8)	Our Current Report on Form 8-K, filed with the SEC on June 27, 2006;
(9)	Our Current Report on Form 8-K, filed with the SEC on July 12, 2006 as amended by Amendment No. 1 thereto, filed with the SEC on August 16, 2006 and by Amendment No. 2 thereto, filed with the SEC on August 25, 2006;
(10)	Our Current Report on Form 8-K, filed with the SEC on July 26, 2006;
(11)	Our Current Report on Form 8-K, filed with the SEC on August 4, 2006;
(12)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed with the SEC on August 8, 2006;
(13)	Our Current Report on Form 8-K, filed with the SEC on August 9, 2006;
(14)	All our filings pursuant to the Securities Exchange Act of 1934 after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and
(15)	The description of our common shares contained in our registration statement on Form 8-A filed with the SEC on January 4, 1988, including any amendments or reports filed for the purpose of updating that description. For the most recent description, please see “Description of Capital Stock” in this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Vista Gold Corp.

Suite 5, 7961 Shaffer Parkway

Littleton, Colorado 80127

Attention: Gregory G. Marlier, Chief Financial Officer

(720) 981-1185

You can also obtain copies of these documents at the SEC’s public reference facilities or from the SEC’s website as discussed above under “Where You Can Find More Information”.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is a list of the expenses to be incurred by Vista Gold in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee. We will pay all expenses in connection with the distribution of the common shares being registered hereby, except for any brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

SEC Registration Fee	$5,345.72
Printing and Engraving Expenses	$1,000.00
Accountants’ Fees and Expenses	$1,000.00
Legal Fees and Expenses	$10,000.00
Transfer Agent Fees and Expenses	$500.00
Miscellaneous	$700.00

Total Expenses	$18,545.72

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 7.1 of our By-law No. 1 provides that no director will be liable for acts, receipts, neglects or defaults of any other director or any officer or employee, or for any loss, damage or expense sustained by Vista Gold through: defects in title to any property acquired by us or on our behalf; or for losses or damages sustained by us in connection with investment of our funds or property (including losses or damages arising from bankruptcy, insolvency or other tortious acts of an entity with which such funds or property are deposited); or for any loss caused by an error of judgment or oversight on the part of such director; or for any other liability that the director may incur in his capacity as director, except for liabilities occasioned by the director’s own willful neglect or default. This Section also provides that our directors and officers must act in accordance with the Business Corporations Act (Yukon Territory) (the “Act”) and regulations thereunder, and will not be relieved from liability for any breach of such Act or regulations.

Section 7.2 of our By-law No. 1 provides that, subject to limitations contained in the Act, and provided the indemnitee is fairly and reasonably entitled to be indemnified by us, we will indemnify our directors and officers, including former directors and officers, or persons acting or having acted at the request of Vista Gold as a director or officer of a corporation of which Vista Gold is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of Vista Gold or any such other corporation), and heirs and legal representatives of such persons, against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of Vista Gold or any such other corporation, if:

(a)	he acted honestly and in good faith with a view to the best interests of Vista Gold; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Section 7.3 of our By-law No. 1 provides that, subject to limitations contained in the Act, we may purchase and maintain insurance for our directors and officers as determined by our Board of Directors. As discussed below, Vista Gold does maintain such insurance.

Subsection (1) of Section 126 of the Act provides that except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives (collectively, a “Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if:

(a)	he acted honestly and in good faith with a view to the best interests of the corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

A corporation may with the approval of the Supreme Court of the Yukon Territory (the “Court”) indemnify a Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act.

Notwithstanding anything in Section 126 of the Act, a Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity:

(a)	was substantially successful on the merits in his defense of the action or proceeding;

(b)	fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act; and

(c)	is fairly and reasonably entitled to indemnity.

A corporation may purchase and maintain insurance for the benefit of any Person against any liability incurred by him:

(a)	in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)	in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation’s request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

A corporation or a Person may apply to the Court for an order approving an indemnity under Section 126 of the Act and the Court may so order and make any further order it thinks fit, including an order that notice be given to any interested person.

Vista Gold indemnifies its directors and executive officers, as well as their heirs and representatives, pursuant to indemnification agreements it has entered into with each such director and executive officer, against all liabilities and obligations, including legal fees and costs of investigation and defense of claims, as well as amounts paid to settle claims or satisfy judgments, that these directors and officers may incur in such capacities. While these agreements provide that Vista Gold will indemnify such director or officer regardless of conduct or fault of that person, the agreements also provide that we may only make such indemnification payments as permitted by applicable law. The agreements provide that Vista Gold’s obligations under the agreements are not diminished or otherwise affected by, among other things, any officers’ liability insurance placed by or for the benefit of the indemnitee, Vista Gold or any entity related to either.

In addition, Vista Gold maintains directors’ and officers’ liability insurance which insures against liabilities that its directors and officers may incur in such capacities.

Reference is made to “Undertakings,” below, for Vista Gold’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended.

EXHIBITS.

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement (1)

3.1	Articles of Continuation (incorporated by reference to Exhibit 2.01 to the Company’s Annual Report on Form 20-F for the year ended December 31, 1997)

3.2	By-Law No. 1 of the Company (incorporated by reference to Exhibit 2.01 to the Company’s Annual Report on Form 20-F for the year ended December 31, 1997)

3.3	Amended By-Law No. 1 of the Company (incorporated by reference to Exhibit 3.04 of the Company’s Annual Report on Form 10-K for the year ended December 31, 1998)

5	Opinion of Macdonald & Company (including the consent of such firm) regarding the legality of the securities being offered

23.1	Consent of Macdonald & Company (included as part of Exhibit 5 hereto)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.3	Consent of Mine Reserve Associates, Inc.

23.4	Consent of Snowden Mining Industry Consultants

23.5	Consent of Mine Development Associates

23.6	Consent of Pincock, Allen & Holt, Inc.

23.7	Consent of Resource Development Inc.

23.8	Consent of Ore Reserves Engineering

23.9	Consent of WLR Consulting, Inc.

23.10	Consent of RSG Global Pty Ltd

23.11	Consent of Gustavson Associates, LLC

24	Powers of Attorney (included on signature page)

(1)	To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20-percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in the form of a prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424 (b)(2), or (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Littleton, State of Colorado, on August 28, 2006.

VISTA GOLD CORP.
Registrant

By:	/s/ Michael B. Richings
Michael B. Richings President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael B. Richings and Gregory G. Marlier, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael B. Richings Michael B. Richings	President, Chief Executive Officer and Director (Principal Executive Officer and Authorized Representative in the United States)	August 28, 2006

/s/ Gregory G. Marlier Gregory G. Marlier	Chief Financial Officer (Principal Financial and Accounting Officer)	August 28, 2006

/s/ John M. Clark John M. Clark	Director	August 28, 2006

/s/ C. Thomas Ogryzlo C. Thomas Ogryzlo	Director	August 28, 2006

/s/ W. Durand Eppler W. Durand Eppler	Director	August 28, 2006

/s/ Robert A. Quartermain Robert A. Quartermain	Director	August 28, 2006

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement (1)

3.1	Articles of Continuation (incorporated by reference to Exhibit 2.01 to the Company’s Annual Report on Form 20-F for the year ended December 31, 1997)

3.2	By-Law No. 1 of the Company (incorporated by reference to Exhibit 2.01 to the Company’s Annual Report on Form 20-F for the year ended December 31, 1997)

3.3	Amended By-Law No. 1 of the Company (incorporated by reference to Exhibit 3.04 of the Company’s Annual Report on Form 10-K for the year ended December 31, 1998)

5	Opinion of Macdonald & Company (including the consent of such firm) regarding the legality of the securities being offered

23.1	Consent of Macdonald & Company (included as part of Exhibit 5 hereto)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.3	Consent of Mine Reserve Associates, Inc.

23.4	Consent of Snowden Mining Industry Consultants

23.5	Consent of Mine Development Associates

23.6	Consent of Pincock, Allen & Holt, Inc.

23.7	Consent of Resource Development Inc.

23.8	Consent of Ore Reserves Engineering

23.9	Consent of WLR Consulting, Inc.

23.10	Consent of RSG Global Pty Ltd

23.11	Consent of Gustavson Associates, LLC

24	Powers of Attorney (included on signature page)

(1)	To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.